STATE OF DELAWARE
                                                         SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS
                                                     FILED 09:00 AM 12/03/2002
                                                        020739661 - 2206586


                          CERTIFICATE OF AMENDMENT OF
                                      THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                          HOLLYWOOD PARTNERS.COM, INC.

It is hereby certified that:

      1. The name of the corporation (hereinafter called the "Corporation") is HOLLYWOOD PARTNERS.COM INC.

      2. The Certificates of Incorporation of the Corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Articles the following new Article Fourth to read as follows:

      FOURTH: The Corporation is authorized to issue two classes of shares of stock, common stock and preferred stock. The total number of shares of stock which the Corporation shall have authority to issue is Fifty-five Million (55,000,000) shares, consisting of Fifty-five Million (55,000,000) shares of common stock par value $.001 per share, designated as Common Stock (the "Common Stock") and Five Million (5,000,000) shares of preferred stock, par value $.001 per share, designated as Preferred Stock (the "Preferred Stock"0.

A. PREFERRED STOCK. The Board of Directors of the Corporation (herein after referred to as the "Board of Directors") is hereby expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the GCL (hereinafter referred to as a "Preferred Stock Designation") to establish the number of shares to be included in each such series, and to fix the designations, preferences and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

      1. the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;


      2. whether dividends, if any, shall be cumulative or non-cumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

      3. the redemption provisions, if any, applicable to such series, including the redemptions price or prices to be paid:

      4. the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

      5. whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;

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      6. the voting powers, if any, and whether such voting powers are full or limited in such series;

      7. the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series;

      9. any other relative rights, preferences and limitations of that series.


B. COMMON STOCK. The Common Stock shall be subject to the express terms of any series of Preferred Stock set forth in the Preferred Stock Designation relating thereto. Each holder of Common Stock shall have one vote in respect to each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are entitled to vote. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.

C. REVERSE STOCK SPLIT. That, upon the filing date of this Certificate of Amendment (the "Effective Date"), a one-for-twenty reverse split of the Corporation's Common STock shall become effective, pursuant to which each share of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Date shall be reclassified and become .05 (one twentieth) of a share of Common Stock automatically and without any action by the holder thereof upon the Effective Date and shall represent .05 (one twentieth) shares of Common Stock from after the Effective Date (the "Reverse Stock Split"). No fractional shares of Common Stock shall be issued in the Reverse Stock Split. All fractional shares below fifty hundreds (.50) shall be disregarded and all fractional shares of fifty (.50) or greater shall be rounded up to the next highest whole number, except that each existing holder of Common Stock shall continue to hold at least one share of Common Stock. The total number of shares of Common Stock which the Corporation is authorized to issue not to be changed.

      3. The Amendment of the Certificate of Incorporation herein certified have been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.


Signed on December 2, 2002

                                               /s/ Valerie A. Broadbent
                                               ---------------------------------
                                               Valerie A. Broadbent, President


                                               /s/ Valerie A. Broadbent
                                               ---------------------------------
                                               Valerie A. Broadbent, Secretary



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